EXHIBIT 99.1

HSN, Inc. Reports First Quarter 2013 Results

Highlights for the First Quarter 2013:

  Net sales increased 5%
  Digital sales up 10% with sales penetration reaching nearly 45%
  Diluted EPS from continuing operations increased 24% to $0.56 per share
  Repurchased approximately 1.2 million shares of stock

ST. PETERSBURG, Fla., May 2, 2013 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the first quarter ended March 31, 2013 for HSN, Inc. ("HSNi" or "Company") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q1 2013	Q1 2012	Change

Net Sales	$ 772.7	$ 737.9	5%
Adjusted EBITDA (Non-GAAP)	$ 66.8	$ 66.3	1%
GAAP:
Operating Income	$ 52.5	$ 51.3	2%
Income from continuing operations	$ 31.6	$ 27.3	16%
Diluted EPS from continuing operations	$ 0.56	$ 0.45	24%
HSNi:
Average price point	$ 61.04	$ 64.96	(6%)
Units shipped (millions)	14.6	13.0	12%
Gross margin	36.3%	36.2%	10 bps
Return rate	18.3%	18.0%	(30 bps)
Digital sales penetration	44.6%	42.6%	200 bps

(a) HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

First Quarter 2013 Results vs First Quarter 2012 Results

  HSNi's net sales grew 5% over the prior year to $772.7 million. HSN's net sales increased 2% to $550.1 million, including 4% growth in digital sales. Cornerstone's net sales increased 14% to $222.5 million, including 19% growth in digital sales.

  HSNi's Adjusted EBITDA increased 1% to $66.8 million. These results were driven by a 5% increase in net sales and a 10 basis point increase in gross margin, offset by a 6% increase in operating expenses (excluding non-cash charges). Operating income increased 2% to $52.5 million.

  GAAP diluted EPS from continuing operations increased 24% to $0.56 compared to $0.45 in the prior year.

  During the first quarter, HSNi repurchased approximately 1.2 million shares of its common stock at a cost of $65.3 million, or an average cost of $53.80 per share. From inception of the share repurchase program in September 2011 through May 1, 2013, HSNi repurchased a total of 8.2 million shares at a cost of $353.5 million, or an average cost of $43.03 per share.

"I'm pleased with HSNi's first quarter performance and the progress we made in creating a powerful and differentiated retail experience. Across HSNi, we continue to reach and engage customers through content-rich, immersive experiences on multiple digital platforms. These efforts contributed to sales growth of 5% and digital sales growth of 10%," said Mindy Grossman, CEO of HSN, Inc. "We also had EPS growth of 24% and returned value to shareholders through our share repurchase and cash dividend programs that included purchasing approximately 1.2 million shares during the quarter."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended March 31,
	2013	2012	Change
Net Sales
HSN (a)	$ 550.1	$ 541.9	2%
Cornerstone	222.5	196.0	14%
Total HSNi	$ 772.7	$ 737.9	5%
Gross Profit
HSN (a)	$ 192.4	$ 188.4	2%
Cornerstone	87.8	78.5	12%
Total HSNi	$ 280.1	$ 266.9	5%
Adjusted EBITDA (Non-GAAP measure)
HSN (a)	$ 58.9	$ 57.3	3%
Cornerstone	7.9	8.9	(12%)
Total HSNi	$ 66.8	$ 66.3	1%
Operating Income
HSN (a)	$ 48.6	$ 47.5	2%
Cornerstone	3.9	3.8	2%
Total HSNi	$ 52.5	$ 51.3	2%

(a) Results for the prior period included one extra day versus the current period because of leap year.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended March 31,
	2013	2012	Change
HSN:
Average price point	$ 57.83	$ 63.28	(9%)
Units shipped (millions)	11.4	10.2	12%
Gross margin	35.0%	34.8%	20 bps
Return rate	20.0%	19.3%	(70 bps)
Digital sales penetration	35.7%	34.9%	80 bps
Cornerstone:
Average price point	$ 71.98	$ 70.62	2%
Units shipped (millions)	3.2	2.9	11%
Gross margin	39.5%	40.1%	(60 bps)
Return rate	13.7%	14.2%	50 bps
Digital sales penetration	66.8%	63.8%	300 bps
Catalog circulation (millions)	75.7	68.5	11%

HSN Segment Results for the First Quarter 2013

HSN's net sales were $550.1 million, an increase of 2% from the prior year. Digital sales grew 4% with penetration increasing 80 basis points to 35.7%.  Digital sales were tempered by the launch of the digital site redesign across all HSN digital platforms that occurred early in the quarter. In addition, last year's results included one extra day versus the current year because of leap year. Sales grew in apparel & accessories, beauty and home design, offset by lower sales in jewelry and electronics.  The average price point decreased 9%, the units shipped increased 12% and the return rate increased 70 basis points to 20.0% primarily due to changes in product mix.

Gross profit increased 2% to $192.4 million and gross margin increased 20 basis points to 35.0%. The margin was favorably impacted by the product mix shift, partially offset by an increase in shipping and handling promotions.

Adjusted EBITDA increased 3% to $58.9 million compared to $57.3 million in the prior year. Operating income increased 2% to $48.6 million compared to $47.5 million in the prior year.

Cornerstone Segment Results for the First Quarter 2013

Cornerstone's net sales were $222.5 million, an increase of 14% from the prior year. The increase in net sales was driven primarily by sales growth in the home brands and the addition of Chasing Fireflies to the portfolio. Digital sales grew 19% with penetration increasing 300 basis points to 66.8%.

The gross margin decreased 60 basis points to 39.5% due primarily to increased shipping and handling promotions. Gross profit increased 12% to $87.8 million. Operating expenses increased 40 basis points to 35.9% of net sales, primarily due to the addition of Chasing Fireflies to the portfolio.

As a result, Adjusted EBITDA decreased 12% to $7.9 million. Operating income, which was positively impacted by a decrease in stock-based compensation expense, increased 2% to $3.9 million.

Liquidity and Capital Resources

As of March 31, 2013, HSNi had cash and cash equivalents of $150.9 million compared to $222.1 million at December 31, 2012.  Net cash provided by operating activities in the quarter ended March 31, 2013 was $17.3 million compared to $20.3 million used in the prior year, an improvement of $37.5 million, primarily due to changes in working capital.

Effective May 2, 2013, HSNi's board of directors approved a quarterly cash dividend of $0.18 per share payable June 19, 2013 to shareholders of record as of June 5, 2013.

During the first quarter, HSNi repurchased approximately 1.2 million shares of its common stock at a cost of $65.3 million, or an average cost of $53.80 per share. From inception of the share repurchase program in September 2011 through May 1, 2013, HSNi repurchased a total of 8.2 million shares at a cost of $353.5 million, or an average cost of $43.03 per share. HSNi is authorized to purchase up to 10 million shares under the repurchase program authorized in September 2011.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the influence of the macroeconomic environment and its impact on consumer confidence and spending levels; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in product delivery costs, particularly if we are unable to offset them; any technological or regulatory developments that could negatively impact the way we do business, including developments requiring us to collect and remit state and local sales and use taxes; risks associated with possible systems failures and/or security breaches, including any security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; HSNi's business prospects and strategy, including whether HSNi's initiatives and investments will be effective; our ability to offer new or alternative products and services through various platforms in a cost effective manner and consumer acceptance of these products and services; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on Thursday, May 2, 2013 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Thursday, May 16, 2013 by dialing 800-585-8367 or 404-537-3406, plus the pass code 31601678 and will also be hosted on the company's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3.3 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches 95 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes more than 300 million catalogs annually, operates eight separate digital sales sites and operates 11 retail and outlet stores.

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended March 31,
	2013	2012

Net sales	$ 772,651	$ 737,908
Cost of sales	492,504	470,994
Gross profit	280,147	266,914
Operating expenses:
Selling and marketing	164,542	151,716
General and administrative	53,135	54,973
Depreciation and amortization	9,952	8,966
Total operating expenses	227,629	215,655
Operating income	52,518	51,259
Interest expense, net	(1,640)	(7,334)
Income from continuing operations before income taxes	50,878	43,925
Income tax provision	(19,325)	(16,637)
Income from continuing operations	31,553	27,288
Loss from discontinued operations, net of tax	(9)	(1,118)
Net income	$ 31,544	$ 26,170

Income from continuing operations per share
Basic	$ 0.58	$ 0.47
Diluted	$ 0.56	$ 0.45

Net income per share
Basic	$ 0.58	$ 0.45
Diluted	$ 0.56	$ 0.44

Shares used in computing earnings per share
Basic	54,787	58,310
Diluted	56,278	60,053

Dividends declared per common share	$ 0.18	$ 0.125

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

	March 31, 2013	December 31, 2012	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 150,872	$ 222,092	$ 309,232
Accounts receivable, net	185,584	249,890	173,357
Inventories	341,627	330,936	305,197
Deferred income taxes	28,295	27,603	23,606
Prepaid expenses and other current assets	52,079	46,172	50,418
Total current assets	758,457	876,693	861,810
Property and equipment, net	168,643	171,303	158,352
Intangible assets, net	266,285	266,876	258,048
Goodwill	9,858	9,858	--
Other non-current assets	6,724	7,222	7,572
TOTAL ASSETS	$ 1,209,967	$ 1,331,952	$ 1,285,782
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 212,786	$ 267,061	$ 202,084
Current maturities of long-term debt	12,500	9,375	--
Accrued expenses and other current liabilities	179,148	215,389	165,774
Total current liabilities	404,434	491,825	367,858
Long-term debt, less current maturities	237,500	240,625	239,160
Deferred income taxes	80,979	79,002	76,483
Other long-term liabilities	11,703	15,986	25,299
Total liabilities	734,616	827,438	708,800
Total shareholders' equity	475,351	504,514	576,982
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,209,967	$ 1,331,952	$ 1,285,782

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Three Months Ended March 31,
	2013	2012

Cash flows from operating activities attributable to continuing operations:
Net income	$ 31,544	$ 26,170
Loss from discontinued operations, net of tax	(9)	(1,118)
Income from continuing operations	31,553	27,288
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Depreciation and amortization	9,952	8,966
Stock-based compensation expense	3,709	6,000
Amortization of debt issuance costs	280	532
Loss on disposition of fixed assets	661	44
Deferred income taxes	1,251	(952)
Bad debt expense	5,195	5,553
Excess tax benefits from stock-based awards	(3,925)	(13,297)
Other	--	42
Changes in current assets and liabilities:
Accounts receivable	58,931	43,041
Inventories	(10,691)	(8,714)
Prepaid expenses and other assets	(5,690)	(4,351)
Accounts payable, accrued expenses and other liabilities	(73,947)	(84,408)
Net cash provided by (used in) operating activities attributable to continuing operations	17,279	(20,256)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(10,659)	(8,702)
Net cash used in investing activities attributable to continuing operations	(10,659)	(8,702)
Cash flows from financing activities attributable to continuing operations:
Repurchase of common stock	(62,563)	(39,139)
Cash dividends paid	(9,915)	(7,326)
Proceeds from issuance of common stock	1,863	4,140
Tax withholdings related to stock-based awards	(11,142)	(11,592)
Excess tax benefits from stock-based awards	3,925	13,297
Net cash used in financing activities attributable to continuing operations	(77,832)	(40,620)
Total cash used in continuing operations	(71,212)	(69,578)
Cash flows from discontinued operations:
Net cash used in operating activities attributable to discontinued operations	(8)	(2,882)
Net cash used in investing activities attributable to discontinued operations	--	(116)
Total cash used in discontinued operations	(8)	(2,998)
Net decrease in cash and cash equivalents	(71,220)	(72,576)
Cash and cash equivalents at beginning of period	222,092	381,808
Cash and cash equivalents at end of period	$ 150,872	$ 309,232

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES

HSN, INC. RECONCILIATION OF NON-GAAP TO GAAP DETAILED SEGMENT RESULTS
(unaudited; in thousands)

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 58,934	$ 7,906	$ 66,840	$ 57,322	$ 8,947	$ 66,269
Stock-based compensation expense	(2,823)	(886)	(3,709)	(3,287)	(2,713)	(6,000)
Depreciation and amortization	(6,821)	(3,131)	(9,952)	(6,565)	(2,401)	(8,966)
Loss on disposition of fixed assets	(661)	--	(661)	(13)	(31)	(44)
Operating income	$ 48,629	$ 3,889	52,518	$ 47,457	$ 3,802	51,259
Interest expense, net			(1,640)			(7,334)
Income from continuing operations before income taxes			50,878			43,925
Income tax provision			(19,325)			(16,637)
Income from continuing operations			31,553			27,288
Loss from discontinued operations, net of tax			(9)			(1,118)
Net income			$ 31,544			$ 26,170

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and other significant items.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Gigi Ganatra Duff (Media)
         727-872-4808
         gigi.ganatraduff@hsn.net